SIMS COMMUNICATIONS, INC. AND SUBSIDIARIES
                      Table of Contents


                                                                 Page
Independent Auditors' Report                                    F - 1
Financial Statements
Consolidated Balance Sheet                                      F - 2
Consolidated Statements of Operations                           F - 3
Consolidated Statement of Stockholders' Equity                  F - 4
Consolidated Statements of Cash Flows                           F - 5
Notes to Consolidated Financial Statements                      F - 6
                INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
SIMS Communications, Inc. and Subsidiaries
Delray Beach, Florida


We have audited the accompanying consolidated balance sheet of SIMS Communications, Inc. and Subsidiaries as of June 30, 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended June 30, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SIMS Communications, Inc. and Subsidiaries as of June 30, 1996 and the results of their operations and cash flows for the years ended June 30, 1996 and 1995 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 2 to the financial statements, the Company has suffered recurring losses from operations which raise substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




                                 Ehrhardt Keefe Steiner & Hottman PC
September 27, 1996
Denver, Colorado
                     Consolidated Balance Sheet June 30, 1996


                               Assets
Current assets
  Cash and cash equivalents ($250,000 Restricted) (Note 5) $322,542
Accounts receivables                                       150,950
Franchise and other receivables, less allowance for
 doubtful accounts of $10,000                               208,582
Inventories                                                1,059,637
  Prepaid expenses (Note 4)                                   58,904
Notes receivable, current portion (Note 3)                  182,637
       Total current assets                               1,983,252

Property and equipment, net of accumulated depreciation
 of $321,245                                               1,071,85

Other assets
   Notes receivable (Note 3)                               201,363
  Deferred location costs                                     38,100
  Deposits                                                    13,761
Organization costs, net of accumulated amortization
  of $15,435                                               4,045
       Total other assets                                257,269

Total assets                                           $3,312,372

                Liabilities and Stockholders' Equity
Current liabilities
   Accounts payable                                        $462,498
   Accrued expenses
                                                           341,733
   Bank line of credit (Note 5)
                                                           250,000
  Current obligations under capital lease
(Note 4)                                                   6,148
  Current maturities of long-term debt
(Note 6)                                                   407,666
  Franchise deposits and customer deposits (Note 12)        875,263
       Total current liabilities                             2,343,308

Long-term liabilities
  Long-term debt (Note 6)
                                                             59,048
  Obligations under capital lease (Note
4)                                                           2,178
       Total liabilities
                                                           2,404,53 4

Commitments and contingencies (Notes 4
and 14)

Stockholders' equity (Note 10)
   Preferred stock, Series A, $.001 par
value, 300,000 shares authorized, no
shares issued and outstanding                                -
   Preferred stock, Series B, $.001 par
value, 100,000 shares authorized, no
shares issued or outstanding                                 -
   Preferred stock subscribed 125,250 shares
                                                             365,000
    Common stock $.0001 par value 40,000,000
shares authorized, 4,029,908 issued and
outstanding                                                  403
  Additional paid-in capital
                                                           11,060,7 35
  Accumulated deficit
                                                           (10,518,
                                                           300)

       Total stockholders' equity
                                                             907,838

Total liabilities and stockholders'                                  $
equity                                                       3,312,37
                                                             2
                Consolidated Statements of Operations



                                                   Year Ended June
                                           30,

                                           1996               1995
Revenue
  Rental                                           $
$197,419
                                           849,877
  Activations                                                        -
                                           846,524
  Equipment and other                      353,204
                                           831,171
  Franchise and royalty
146,286
                                           80,307
      Total revenue
696,909
                                           2,607,879

Cost of sales
607,509
                                           1,686,188

Gross profit
89,400
                                           921,691

Operating expenses
  General and administrative
1,604,451
                                           1,518,950
  Depreciation and amortization
74,747
                                           206,581
  Selling expenses                                           537,698
                                           982,130
  Stock based compensation
20,000
                                              1,765,000
  Research and development
89,398
                                              134,470
      Total expenses
2,326,294
                                              4,607,131

Operating loss
(2,236,894)
                                              (3,685,44
                                              0)

Other income (expense)
  Interest expense
(253,057)
                                              (65,221)
  Interest income
38,839
                                              27,155

                                              (214,218) (38,066)
Loss before income taxes
(2,451,112)
                                              (3,723,50
                                              6)

Income tax expense (Note 7)
-
                                              -

Net loss                                              $
$(2,451,112)
                                              (3,723,50
                                              6)

Net loss per common share                             $
$
                                              (1.56)        (1.43)

Weighted     average    common     shares
1,716,581
outstanding (Note 11)                         2,384,055
           Consolidated Statements of Stockholders' Equity
                 Years Ended June 30, 1996 and 1995


                                        Subscribed

                                    Preferred Stock     Common Stock
                                    Subscrib
Number
                                       ed
of
                                     Number              Number
Shares
                                       of                  of

                                    Shares    Amount    Shares
Subscrib
                                                                  ed
                                                         (Note
                                                          11)

Balance June 30, 1994                         -       $  -
96,591
                                                        4,334,51
                                                        2

Issuance of stock upon stock split
of 3 for 2 and 2 for 1 (Note 11)              -
193,182
                                              -         8,669,02
                                                        4

Issuance of common stock as a                 -          -
54,330
valuation guarantee (Note 10)                           -

Issuance of common stock for cash
(ranging from $.27 to $.83 per                -                     -
share)                                        -         2,852,74
                                                        1

Stock issued as inducement to
noteholders ranging from ($.67 to             -          -
91,170      -
$1 per share) (Note 10)

Issuance of common stock upon
conversion of debt and interest               -                     -
($.67 per share) (Note 10)                    -         274,660

Issuance of common stock in
conjunction with Initial Public
Offering ($1.75 per share) less               -                     -
offering costs of $1,099,938 (Note            -         3,622,50
10)                                                     0

Issuance   of  subscribed   common            -          -   (344,103)
stock                                                   344,103

Amortization  of noteholder  stock            -          -         -
inducements                                             -

Preferred stock - subscribed (Note            24,250       245,000   -
10)                                                     -

Net loss for the year                         -          -           -
                                                        -

Balance June 30, 1995                         24,250      245,000   -
                                                        20,188,7
                                                        10

Adjustment  of stock upon  reserve
stock split of 1 for 10 (Note 11)             -                     -
                                              -         (18,169,
                                                        780)

Issuance of common stock for  cash
(ranging  from $.75 to  $1.88  per            -                    -
share)                                        -         50,928

Issuance  of  common  stock   upon
conversion   of   officer    notes            -                    -
payable  ($2.07 per  share)  (Note            -         175,110
10)

Issuance   of  common  stock   for
services    ($1.00   per    share)            -                     -
(Note 10)                                     -         1,365,00
                                                        0

Issuance  of  common  stock   upon
conversion   of   officer    notes            -                     -
payable ($.50 per share) (Note 10)            -         419,940

Officer   notes  payable  forgiven            -          -         -
(Note 10)                                               -

Accrued officer salaries forgiven             -          -         -
(Note 10)                                               -

Preferred stock - subscribed (Note            101,000     120,000    -
10)                                                     -

Dividends paid on preferred stock             -          -       -
                                                        -
Net loss for the year                         -          -        -
                                                        -

Balance - June 30, 1996                       125,250              $
365,000               -

4,029,90
                                                               8







          Addition   Stock
             al      Issued
          Paid-in     for     Accumula
                     Future     ted

Amount    Capital   Interest  Deficit   Total



       $  433       $  2,168,916       $         $                $
(2,250,499)
                    (84,366)  (4,335,4
                              82)


          867
          (867)     -         -         -

          -          -
                    -         -         -


          285                    -
          895,820             -         896,105


          9
          62,017    -         -         62,026


          28
          182,623   -         -         182,651



          362
          5,239,07  -         -         5,239,43
          5                             7

          34          (34)
                    -         -         -

          -                    84,366
          -                   -         84,366

          -          -
                    -         -         245,000

          -          -
                    -         (2,451,1  (2,451,1
                              12)       12)

                    8,547,550          -          (6,786,594)
2,007,974
2,018


                    1,816
(1,816)             -         -         -


                    50,301
5                   -         -         50,306


                    361,982
18                  -         -         362,000


                    1,364,864
136                 -         -         1,365,00
                              0


                    209,928
42                  -         -         209,970

                    124,294          -
-                             -         124,294

                    400,000          -
-                             -         400,000

                    -          -
-                             -         120,000

                              -
                              (8,200)   (8,200)

                    -          -
-                             (3,723,5  (3,723,5
                              06)       06)

       $         $  11,060,735       $  -       $         $
403                           (10,518,  907,838
                              300)
                Consolidated Statements of Cash Flows



                                              June 30,

                                              1996         1995
Cash flows from operating activities
  Net (loss)                                         $     $(2,451,
                                              (3,723,5     112)
                                              06)
   Adjustments to reconcile net loss to net
cash used in operating activities
   Depreciation                                              73,187
                                              205,021
   Amortization                                               3,912
                                              1,560
      Gross profit on sales of equipment to
officers in settlement of advances
payable (Note 8)                              (284,060     -
                                              )
   Stock issued for services                                     -
                                              1,765,00
                                              0
   Changes in assets and liabilities
     Inventories                                           (780,031
                                              (80,724)     )
     Accounts and other receivables                         (3,153)
                                              (304,171
                                              )
     Prepaid expenses                                        96,828
                                              4,149
     Accounts payable                                      (445,703
                                              350,330      )
     Accrued expenses                                      (204,018
                                              303,383      )
     Franchise deposits and customer                       (225,089
deposits                                      (96,186)     )
                                                           (1,484,0
                                              1,864,30     67)
                                              2
       Net cash used in operating                          (3,935,1
activities                                    (1,859,2     79)
                                              04)

Cash flows from investing activities
  Note receivable                                          (150,000
                                              (234,000     )
                                              )
  Capital expenditures                                      (8,247)
                                              (52,000)
  Change in other assets                                     56,540
                                              24,292
       Net cash used in investing                          (101,707
activities                                    (261,708     )
                                              )

Cash flows from financing activities
  Proceeds from issuance of long-term                       715,000
debt                                          160,348
  Proceeds (payments to) from officer                      (64,841)
advances                                      1,146,26
                                              4
  Payments under capital lease obligation                   (4,776)
                                              (7,440)
  Proceeds from issuance of common stock                   6,197,56
                                              50,306       8
  Payments on long-term debt                               (1,940,0
                                              (57,909)     00)
  Dividends paid                                                 -
                                              (8,200)
       Net cash provided by financing                      4,902,95
activities                                    1,283,36     1
                                              9

Net (decrease) increase in cash                             866,065
                                              (837,543
                                              )

Cash at beginning of year                                   294,020
                                              1,160,08
                                              5

Cash at end of year                                  $     $1,160,0
                                              322,542      85

Supplemental disclosure of cash flows information
     Cash paid during the year for interest was $57,311 (1996) and $315,674 (1995).
Non-cash investing and financing activities
    During the fiscal year ended June 30, 1996 and 1995, the Company transferred $517,017 and $569,100 of ACDC units, respectively, from inventory to property, plant, and equipment as these units represented company owned locations.

    During the fiscal year ended June 30, 1996 and 1995, the Company bought back franchisees upon the issuance of preferred stock (Note 10).

    During the fiscal year ended June 30, 1996 and 1995, the Company converted accrued officer salaries, officer advances payable, debt and accrued interest to common and preferred stock (Note
    10).

    During the fiscal year ended June 30, 1996, the Company bought back franchisees by entering into debt obligations totaling $147,000. $147,000 of inventory and other assets were received by the Company.

    During the fiscal year ended June 30, 1996, the Company had a 1 for 10 reverse stock split.


Note 1 - Organization and Significant Accounting Policies

Organization

SIMS   COMMUNICATIONS  Inc.  and  Subsidiaries  (the   Company)   was
incorporated  in  the  State of Delaware on  August  15,  1991.   The
Company was formed as a communication equipment company.

Principles of Consolidation

The consolidated financial statements includes the accounts of SIMS COMMUNICATIONS, Inc. and its wholly owned subsidiaries SIMS Franchise Group Inc., Cellex Communications Inc., and SIMS Communications International, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that such estimates have been based on reasonable assumptions and that such estimates are adequate, however, actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

Inventories

Inventories consists primarily of automated cellular distribution centers (ACDC's), cellular phones and other communications equipment and are recorded at the lower of cost or market determined by the first-in, first-out method.

Property and Equipment

Property and equipment are recorded at cost and depreciated over their estimated useful lives (5 to 7 years), utilizing the straight line method. Expenditures for maintenance and repairs are charged to expense as incurred.


Note 1 - Organization and Significant Accounting Policies (continued)

Organization Costs

Organization costs have been capitalized and are being amortized using the straight-line method over a five year period.

Net loss Per Common Share

Net loss per common share is based upon the weighted average number of common shares outstanding during each of the respective periods (Note 11). Common shares issuable upon the exercise of convertible notes and common stock equivalents are excluded from the weighted average number of shares since the effect is anti-dilutive.

Deferred Location Costs

Deferred location costs relate to costs associated with the buy back of certain franchisees (Note 10). These costs are amortized over five years.

Revenue Recognition

Rental revenue is recognized upon the completion of the customer phone rental. Activation revenue is recognized upon the activation of the customers cellular account with the appropriate carrier. Revenues from the sale of the Automated Cellular Distribution Center (ACDC) and other equipment are recognized upon delivery.

Royalty Fees

Royalties as allowed by the franchise agreement are accrued on a percentage of gross sales, as defined, as reported by franchisees and are included in accounts receivable.

Research and Development

Research and development costs consist primarily of costs related  to
the   conceptual  formation,  design,  tooling  and  development   of
prototypes and are expensed as incurred.

Concentration of Credit Risks

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of temporary cash investments. The Company places its cash investments with high credit quality financial institutions and, by policy limits the amount of credit exposure to any one institution. The Company does, however, on occasion exceed the Federal Deposit Insurance Corporation federally insured limits and at June 30, 1996 exceeded that amount by approximately $209,000.


Note 1 - Organization and Significant Accounting Policies (continued)

Reclassifications

Certain accounts in the June 30, 1995 financial statements have been reclassified to conform to the June 30, 1996 presentation.

Note 2 - Continued Operations
The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and liquidation of liabilities in the ordinary course of business. In prior years, the Company had been in the development stage and did not begin earning significant revenues until the middle of fiscal year end 1994. During the year ended June 30, 1996, the Company continued to suffer recurring losses from operations in excess of $3,700,000, resulting in an accumulated deficit of approximately $10,518,000. During the fiscal year ended June 30, 1995, the Company did complete an initial public offering. However, cash flows from operations may not be sufficient to meet the future obligations of the Company. Management is in the process of effecting a private placement of the Company's common stock (Note 15).


Note 3 - Note Receivable

The Company made advances to and entered into a joint venture agreement with Commonwealth Group International, Inc. and Frederick
C. Sayle. The note receivable bears interest at a rate of 10% per annum, with principal and interest payable by September 1, 1996. Additionally, the Company is entitled to 16.7% of the gross revenues from agreements with Commonwealth Group International, Inc. which include cable television and cellular communications licenses owned by CGI-UKRAINE Ltd and ASWEST, Commonwealth Group International, Inc. joint venture partners.

The Company sold equipment to a customer for a total sales price of $ 384,000. $ 150,000 of the sales price was payable at the time of the sale or no later than six months from the date of the sale. The remaining $ 234,000 is payable under the terms of a note receivable which bears interest at 8.5%. Principal and interest is payable in monthly installments of approximately $ 4,773 through August, 2001.


Note 4 - Commitments and Contingencies

Capital Leases

The Company leases various office equipment which is accounted for as capitalized leases. The following is a schedule of future minimum capital lease payments together with the net present value of the minimum lease obligation as of June 30, 1996.

      Year Ending June 30,
           1997                                 $7,438
           1998                                  2,526
           Total                                 9,964
           Less interest                        (1,638
                                              )

                                                $8,326

The assets recorded under capital leases are as follows:

      Furniture and fixtures                    $57,74
                                              0
      Less accumulated amortization             (28,15
                                              2)

                                                $29,58
                                              8
Amortization expense for equipment under capital lease was $7,780 and $8,248 for the years ended June 30, 1996 and 1995, respectively. Operating Leases
The Company leases its facilities under a noncancelable operating lease with a term of 5 years. The minimum annual rent will increase each year by an amount based in the Consumer Price Index. The Company is also responsible for paying its portion of the common area maintenance, real estate taxes and insurance expenses. Additionally, the Company also leases various office equipment under noncancelable operating leases with terms up to 4 years. Rental expense for the years ended June 30, 1996 and 1995 was $106,705 and $89,185, respectively.
Future minimum lease commitments at June 30, 1996 are as follows:
      Year Ending June 30,
           1997                                $93,762
           1998                                 60,487
           1999                                  2,227

            Total  minimum lease payments      $156,47
required                                      6


Note 4 - Commitments and Contingencies (continued)

Employment Agreements

The Company has entered into three year employment agreements with their four officers commencing November 1, 1994. Each officer is entitled to a first year salary of $105,000, increasing to $120,000 in the second year and $150,000 during the third year. Each officer is granted options to purchase 10,000 shares of the Company's common stock pursuant to the Incentive Stock Option Plan and additional options to purchase 10,000 shares not pursuant to any plans. Additionally, each officer is entitled to receive an incentive bonus computed based upon annual Company revenues from operations and is entitled to other benefits, including an automobile allowance. Effective October 1995, the officers salaries and bonuses pursuant to the terms of the employment agreements have been waived indefinitely.

Royalty Agreement

The Company has entered into an agreement with Telemac, Inc., the developer of the software for real time billing. This agreement provides for the Company to pay Telemac 7% of gross receipts based on cellular telephone rentals.

Additionally, the Company has an agreement with an individual requiring payments based upon the net profits of Cellex Communications, Inc. (Cellex). 20% of Cellex's net profits are to be remitted to this individual pursuant to the terms of the agreement. As of June 30, 1996, Cellex has not posted a net profit to date, however, advances on future payments have been made. These advances amount to $ 8,200 and are included in prepaid assets.


Note 5 - Bank Line of Credit

The Company maintains a secured revolving line-of-credit with a bank with a limit of $250,000. The balance at June 30, 1996 was $250,000. The line-of-credit is secured by a restricted certificate of deposit with a balance at June 30, 1996 of $252,988. The line-of-credit bears interest at 5.65% payable monthly. The line-of-credit expires June 7, 1997.
Note 6 - Notes Payable
                                                           June 30,
                                                           1996
Promissory  note payable at 10%  interest
payable monthly commencing September  15,
1995.  Balance of principal is payable in
full  by  March 26, 1997.  As  additional
consideration, the Company agrees to  pay
the  note  holder  7.5%  of  all  profits
received through the Company's agreements                  $310,348
with  Commonwealth  Group  International,
Inc. (Note 3).

9.0%  Note payable - bank, principal  and
interest  payable in monthly installments
of    $3,157   through   January    1997.                    21,484
Collateralized by equipment.

8.5% Note payable - individual, principal
and    interest   payable   in    monthly
installments  of  $5,500  through   April                    52,341
1997.

Non  interest  bearing  note  payable   -
individual, principal payable in  monthly                    70,500
installments of $1,500 through June 2000.

11%  Note  payable - bank, principal  and
interest  payable in monthly installments
of    $541   through   June   14,   1998.                    12,041
Collateralized by equipment.
                                                            466,714
Less current maturities                                    (407,666
                                                           )

Total                                                      $ 59,048

Principal payment on notes payable subsequent to June 30, 1996 are as follows:

          Year Ending June 30,

               1997                            $407,66
                                              6
               1998                             18,000
               1999                             16,500
               2000                             24,548

                                               $466,71
                                              4



Note 7 - Income Taxes

Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.
The principal temporary differences that will result in deferred tax assets and liabilities are certain expenses and losses accrued for financial reporting purposes not deductible for tax purposes until paid, depreciation for tax purposes in excess of depreciation for financial reporting purposes and the deferral of franchise costs and franchise sales revenues for financial reporting purposes which are recognized for tax purposes in the period paid. The effect of the differences outlined above generated a long-term deferred tax asset that is fully impaired because of a lack of profitable operating history. The fully impaired asset, computed at a 34 percent tax rate at June 30, 1996 was approximately $3,136,817. Accordingly, there is no net deferred tax asset reflected in the accompanying consolidated financial statements.
The components of the provision for income tax (benefit) expense for the years ended June 30, 1996 and 1995 are as follows:
                                                   Years Ended
                                                                June
                                              30,
                                              1996         1995
Current                                              $     $     -
                                              -
Deferred                                                         -
                                              -

                                                     $     $     -
                                              -

The differences between the federal income tax rate and the effective income tax rate as reflected in the accompanying statements of operations are:
                                                    Year Ended
                                                                June
                                              30,

                                              1996         1995

Statutory   federal   income   tax   rate
(benefit)                                     (34.0)%      (34.0)%
Valuation  allowance  for  net  operating                      34.0
loss                                          34.0

Effective tax rate (benefit)                        - %           - %
Note 7 - Income Taxes (continued)

The deferred tax asset consists of the following:
                                                            June 30,

                                                            1996

     Total long-term deferred tax asset                            $
                                                            3,576,22 2
     Valuation allowance
                                                            (3,576,2
                                                            22)

                                                                   $ -
At June 30, 1996, the Company has approximately $10,540,000 of net operating loss carryforwards for income tax reporting purposes which expire in 2007 through 2011. During 1995, there was a change in ownership due to the initial public offering, which could restrict the utilization of net operating loss carryforwards in the future.


Note 8 - Related Party

Sales

During the year ended June 30, 1996, the Company sold equipment and other technology to Lonestar, Inc., an entity owned entirely by the officers of the Company. The sales price was $350,000 and was used to satisfy $350,000 of officer advances payable


Note 9 - Stock Option and Bonus Plans

The Company has an Incentive Stock Option Plan, a Non-Qualified Stock Option Plan and a Stock Bonus Plan. A summary description of each Plan follows.

Incentive Stock Option Plan

The Incentive Stock Option Plan authorizes the issuance of up to 1,500,000 shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plan. It became effective on April 15, 1993 and will remain in effect until April 15, 2001 unless terminated earlier by action of the Board. Only officers, directors and key employees of the Company may be granted options pursuant to the Incentive Stock Option Plan.


Note 9 - Stock Option and Bonus Plans (continued)

Incentive Stock Option Plan (continued)

The total fair market value of the shares of Common Stock (determined at the time of the grant of the option) for which any employee may be granted options which are first exercisable in any calendar year may not exceed $100,000.

Options  may  not be exercised until one year following the  date  of grant. Options granted to an employee then owning more than 10% of the Common Stock of the Company may not be exercisable by its terms after five years from the date of grant.

The purchase price per share of Common Stock purchasable under an option is determined by a committee but cannot be less than the fair market value of the Common Stock on the date of the grant of the option (or 110% of the fair market value in the case of a person owning the Company's stock which represents more than 10% of the total combined voting power of all classes of stock).

Non-Qualified Stock Option Plan

The Non-Qualified stock Option Plan authorizes the issuance of up to 1,500,000 shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plan. It became effective April 15, 1993 and will remain in effect until April 15, 2001 unless terminated earlier by the Board of Directors. The Company's employees, directors, officers, consultants or advisors are eligible to be granted options pursuant to this Plan, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer of sale of securities in a capital-raising transaction. The option exercise price is determined by a Committee but cannot be less than the market price of the Company's Common Stock on the date the option is granted.
The  Company has the following stock options outstanding at June  30,
1996.
Options      Exercise      Expirati      Currentl
                              on            y
Outstand
ing          Price         Date          Exercisa
                                         ble

                     $                    90,000
90,000       5.50          1999
                                          90,000
90,000       6.50          1999

                                         180,000
180,000


Note 9 - Stock Option and Bonus Plans (continued)

Non-Qualified Stock Option Plan (continued)

                                               Number        Price
                                                 of           Per
                                              Shares       Shares
Options outstanding June 30, 1995               180,00     $
                                              0            5.50-
                                                           6.50
    Granted                                         -            -

Options outstanding June 30, 1996               180,00     $
                                              0            5.50-
                                                           6.50

Stock Bonus Plan

Up to 3,000,000 shares of Common Stock may be granted under the Stock Bonus Plan. Such shares may consist, in whole or in part, of authorized but unissued shares, or treasury shares. Under the Stock Bonus Plan, the Company's employees, directors, officers, consultants and advisors are eligible to receive a grant of the Company's shares; provided, however, that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.


Note 10 - Stockholders' Equity

During the fiscal year ended June 30, 1995, the Company had a successful public offering for 1,811,250 units, with each unit consisting of one share of common stock, one Series A Warrant and one Series B Warrant. The Series A Warrants entitle the holder to purchase one share of Common Stock at $70.00 per share for three years. The Series B Warrants entitle the holder to purchase one share of Common Stock for $90.00 for three years. Proceeds to the Company amounted to $5,239,437, net of offering costs of $1,099,938. In addition, in 1995 the Company converted $145,000 of debt and $37,651 of accrued interest into 274,660 shares of common stock at $.67 per share.
In 1995, the Company issued 91,170 shares of the Company's common stock for $.67 to $1.00 per share for a total of $62,026 as inducements to various individuals to provide loans to the Company. As the underlying notes matured or were paid off prior to June 30, 1995, the $62,026 was recorded as interest expense.
In 1995, the Company determined that an additional 54,330 shares of the Company's common stock would need to be to be issued to three individuals pursuant to valuation guarantees relating to the initial public offering.


Note 10 - Stockholders' Equity (continued)

In 1995, the Company agreed to issue 24,250 shares of Series A, $.001 par value convertible, 8% preferred stock in conjunction with the repurchase of certain franchises valued at $245,000. At any time after July 1, 1999, each share of the Series A preferred stock can be converted into .8 shares of the Company's common stock.

In 1996, the Company agreed to issue an additional 1,000 shares of the Series A preferred stock as payment for the repurchase of certain franchises valued at $ 20,000.

In 1996, the Company converted $ 362,000 of officer advances payable into 175,110 shares of the Company's common stock at $ 2.07 per share.

In 1996, the Company issued 1,365,000 shares of the Company's common stock at $1 per share for a total of $ 1,365,000 as compensation for services from officers and other employees.

In 1996, the Company agreed to issue 100,000 shares of $.001 par value Series B convertible preferred stock as repayment of certain officer advances payable valued at $ 100,000. Each share of the Series B preferred stock can be converted into one share of the Company's common stock at the option of the holder.

In 1996, the Company issued 419,940 shares of its common stock in repayment of loans of $209,970 from certain officers.

In 1996, certain officers of the Company forgave $124,294 of officer advances payable and $400,000 of accrued salaries. For financial statement purposes this amount has been treated as a contribution to capital.


Note 11 - Stock Splits

The Company in October 1994 declared a 3 for 2 stock split, in June 1995 declared a 2 for 1 stock split, and in March 1996 declared a 1 for 10 reverse stock split. Accordingly, all weighted average share, per share and option information throughout the consolidated financial statements has been restated to reflect these splits.


Note 12 - Significant Customers

As of June 30, 1996, One individual accounted for $ 50,000 (62%) of franchise and royalty revenue. One Corporation accounted for $ 384,000 (46%) of equipment and other revenue. Another franchisee and stockholder accounts for $ 724,264 (83%) of the franchise and customer deposits.


Note 12 - Significant Customers (continued)

As of June 30, 1995, one franchisee accounted for $24,500 (54%) of franchise revenue and $125,800 (46%) of equipment and other revenue. Another franchisee and stockholder accounts for $727,750 (71%) of the franchise and customer deposits.


Note 13 - Business Segments

The Company's principal operations are in the cellular technology industry. In prior years, the Company also generated significant revenues from the franchising of cellular related technology. However, the Company changed their business focus, therefore, franchising no longer generates significant revenues or losses. The Company still is involved in minimal franchising activities, however, franchising is no longer considered a significant segment and does not require separate disclosures.


Note 14 - Litigation

A matter is pending in state court in Palm Beach County, Florida, whereby the plaintiff seeks damages in excess of $3,800,000 for breach of agreement. The Company has filed an Answer and Affirmative Defenses denying the claims and intends to continue to vigorously defend themselves against these claims. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Additionally, a franchisee has demanded that the Company repurchase his franchises for approximately $1,000,000 or a suit for breach of the franchise agreement will be filed. The Company is currently negotiating a settlement and has approximately $770,000 accrued relating to this obligation.


Note 15 - Subsequent Events

Private Placement

In September 1996, the Company offered, in a private placement, 800,000 shares of Company stock at $.50 per share. The placement is limited to accredited individual investors with a minimum investment of $25,000.